Exhibit 99.1

First Quarter 2017

CH2M reports first-quarter 2017 results

•      Revenue declines four percent to $1.24 billion primarily from slow recovery of oil and gas industry spending

•      Organizational realignment contributes to 18 percent reduction in SG&A costs

•      Operating income of $29 million includes charge on fixed-price tollway project

•      Firm records $14 million in net income for the quarter, or $0.33 per diluted share

•      Contracted new wins increase 29 percent, reinforces outlook for 2017

“We’re very encouraged by the progress we’re making implementing our client-centric strategy, and the fact that we’re winning more work because of our approach. Today, we have stronger gross margin backlog, which sets the stage for us to realize attractive, organic growth that ultimately returns greater value to our stockholders.”

– CH2M Chairman and CEO Jacqueline Hinman

DENVER, Colo.: May 4, 2017 — CH2M today reported results for the first quarter ended March 31, 2017. At $1.24 billion, revenue fell four percent, primarily reflecting slow recovery of oil and gas industry spending and a related decline in project volumes versus the first quarter of 2016.

Efficiencies gained from the firm’s realignment to a new operating model helped reduce selling, general and administrative (SG&A) costs by more than $40 million, or 18 percent. Nonetheless, operating income declined 28 percent to $29 million, reflecting the offsetting effects of lower volume and an additional $24 million of cost growth for the legacy fixed-price tollway project. The cost growth was predominantly related to unanticipated field conditions and resource constraints, some of which are being included in claims submitted to the client. Consequently, net income declined to $14 million in the quarter, or $0.33 per diluted common share.

On a non-GAAP basis, excluding the $24 million charge on the fixed-price tollway project and restructuring charges of $13 million related to the organizational realignment, operating income would have been $66 million, an improvement of $25 million, or more than 60 percent, compared to the same quarter of 2016.

The firm used $11 million in cash from operations during the quarter, versus $15 million used a year ago.  Subsequent to the end of the quarter, CH2M completed the issuance of $200 million in aggregate principal amount of senior secured fixed-rate notes, the net proceeds of which will be used to pay down a portion of the debt borrowed under its existing bank revolving credit agreement.  At closing, total debt outstanding remained approximately the same. The $200 million of additional financing when combined with related bank amendments to the revolving credit facility increase available borrowing capacity to over $300 million, providing ample liquidity for working capital needs. Please see the Form 8-K filed on May 3, 2017.

Revenue backlog remained essentially flat since the end of 2016, at $8.20 billion at quarter-end. The company realized substantial improvement in contracted new wins in the first quarter, which offset most of the backlog decline from continued revenue work-off on a major nuclear consolidated

CH2M First Quarter 2017 Earnings Report

joint-venture project in Canada.  The focus on higher quality, less risky and more profitable projects with key clients resulted in an increase in gross margin backlog in the quarter.  Contracted gross margin from new wins increased 10 percent, a record quarter in recent years.

CH2M has completed the restructuring plan aligning its organization, business operations and governance to a distinctive client-centric model. The company remains on-track to realize approximately $100 million in annual savings from efficiencies afforded by the new model.

Business segments and operating results

With the first quarter of 2017, CH2M transitioned reporting its operating segments to correspond with the new organizational structure established by its operating realignment to a client-centric model. The firm’s reportable operating segments now reflect three distinct client sectors served across practices: National Governments; State and Local Governments; and the Private sector. Prior-year revenue and income for the three segments have been revised for consistent comparison with the current-year presentation.

In addition, the Power EPC operating segment now will be reported as discontinued operations given the substantial completion of all Power EPC projects with the termination of the Australian fixed-price Power Engineer-Procure-Construct (EPC) contract.

National Governments

The National Governments sector increased first-quarter revenue by six percent to $476 million, realizing higher volumes on a large Canadian nuclear project in a consolidated joint venture, increased international consulting revenues for program management work in the United Kingdom and Middle East, and higher revenue on a domestic federal project related to environmental threat and health and safety consulting. The National Governments sector posted $11 million in operating income, an improvement of $10 million driven by the revenue increase and reduced SG&A costs realized in the organizational realignment.

Private

Private sector revenue fell 17 percent to $289 million during the current quarter, primarily as a result of a slow recovery in oil and gas industry spending and lower volumes from consulting services. In light of weaker volumes, the Private sector’s operating income declined to $9 million.

State and Local Governments

Revenue for the State and Local Governments sector declined three percent to $475 million, reflecting substantial completion of two design-build-operate contracts versus a year ago. Negative currency exchange effects also reduced revenue, particularly for transportation consulting work in the United Kingdom. The sector’s operating income declined to $10 million, primarily reflecting $24 million of cost growth for estimates to complete the legacy fixed-price tollway project, which was partially offset by lower SG&A costs from the organizational realignment.

Outlook

For the full-year 2017 outlook, CH2M currently expects increased revenue and higher earnings compared with its full-year 2016 results.

Selected financial data providing comparative first-quarter results follow.

Consolidated Income Statements

CH2M and subsidiaries, unaudited
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2017	March 25, 2016
Gross revenue	$1,240,433	$1,287,010
Equity in earnings of joint ventures and affiliated companies	7,361	9,053
Operating expenses:
Direct cost of services	(1,028,687)	(1,024,993)
Selling, general and administrative	(189,656)	(230,048)
Operating income	29,451	41,022
Other income (expense):
Interest income	100	60
Interest expense	(6,573)	(3,267)
Income from continuing operations before provision for income taxes	22,978	37,815
Provision for income taxes from continuing operations	(5,212)	(13,970)
Net income from continuing operations	17,766	23,845
Net income (loss) from discontinued operations	390	(121)
Net income	18,156	23,724
Less: income attributable to noncontrolling interests	(4,257)	(471)
Less: loss attributable to noncontrolling interests from discontinued operations	60	1,326
Net income attributable to CH2M	$13,959	$24,579
Net income attributable to CH2M per common share:
Basic	$0.33	$0.74
Diluted	$0.33	$0.74
Weighted average number of common shares:
Basic	24,955,713	26,305,098
Diluted	24,958,734	26,506,923

Business Segment Financial Review

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	Three Months Ended
	March 31, 2017		March 25, 2016
($ in thousands)	Gross Revenue	Operating Income	Gross Revenue	Operating Income

National Governments	$475,679	$10,666	$446,724	$763
Private	289,280	9,271	348,097	14,496
State & Local Governments	475,474	9,514	492,189	25,763
Total	$1,240,433	$29,451	$1,287,010	$41,022

Selected Balance Sheet Items

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	March 31, 2017	December 30, 2016
Cash and cash equivalents	$94,560	$121,365
Total current assets	1,326,838	1,389,897
Total assets	2,598,661	2,670,462
Total short-term debt	2,233	2,242
Total current liabilities	1,043,129	1,315,361
Long-term debt	515,899	495,632
Total liabilities	2,047,315	2,224,924
Stockholders’ equity	$551,346	$445,538

Selected Statement of Cash Flow Items

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	Three Months Ended
	March 31, 2017	March 25, 2016
Net income	$18,156	$23,724
Net cash used in operating activities	(10,862)	(15,250)
Net cash used in investing activities	(11,876)	(42,078)
Net cash (used in) provided by financing activities	(2,741)	61,847
Effect of deconsolidation of a joint venture partnership on cash	(13,011)	—
Effect of exchange rate changes on cash	2,021	(1,880)
(Decrease) increase in cash and cash equivalents	(36,469)	2,639
Cash and cash equivalents, beginning of period	131,029	197,021
Cash and cash equivalents, end of period	$94,560	$199,660

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of revenue, net income attributable to CH2M, net income per diluted common share attributable to CH2M, operating income and net cash provided by (used in) operating activities adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with, and not as a substitute to, results presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31, 2017
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$1,240	$(3)	$1,237
Operating income	$29	$37	$66
Net income attributable to CH2M	$14	$23	$37
Net income per diluted common share	$0.33	$0.77	$1.10

(A) Adjustments relate to 1) revenue related to our fixed-price tollway project of $3 million, and 2) restructuring charges incurred related to the 2016 Restructuring Plan of $13 million pre-tax and $8 million after-tax (or $0.28 per diluted share), and 3) operating loss related to our fixed-price tollway project of $24 million pre-tax and $15 million after-tax (or $0.49 per diluted share).

	Three Months Ended March 25, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$1,287	$(17)	$1,270
Operating income	$41	$—	$41
Net income attributable to CH2M	$25	$—	$25
Net income per diluted common share	$0.74	$—	$0.74

(A) Adjustment relates to revenue related to our fixed-price tollway project of $17 million.

Notes:

In prior periods, the Reconciliation of Non-GAAP Financial Measures included adjustments for revenue and after-tax income (loss) related to our Power EPC business. On a go forward basis, the Power EPC business adjustments will no longer be included as the results are reported separately in our GAAP financial statements as discontinued operations.

Additionally, adjustments for revenue, operating income and after-tax income related to our fixed-price tollway project are included in the Reconciliation of Non-GAAP Financial Measures to enhance the ability of investors to better understand our ongoing performance.

Costs for the 2016 Restructuring Plan are associated with our activities to more fully align global operations with the company’s client-centric go-to-market strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth and primarily related to employee severance and termination benefits and lease termination fees.

Conference Call

As announced on the company’s investor website, CH2M will host the First Quarter 2017 Stockholder Call on May 4, 2017, from 10:30 a.m. until 11:30 a.m. U.S. Mountain Daylight Time, providing an update on firm performance and the stock program. Details can be found at ir.ch2m.com.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients needing world-class solutions in water; environment and nuclear; transportation; energy and industrial markets, from iconic infrastructure to global programs like the Olympic Games. Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development. Connect with CH2M at www.ch2m.com; LinkedIn; Twitter; and Facebook.

Forward-looking Statements

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, the amount and timing of charges and expenditures related to our restructuring activities, as well as the anticipated savings and operating efficiencies; business strategies; client market segment concerns; and growth opportunities. Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, among others, our ability to manage the costs associated with our fixed-price contracts, our ability to maintain the liquidity necessary for our operations, difficulties or delays incurred in the execution of our contracts, difficulties or delays incurred in the implementation of our restructuring activities and changes in the level of activity in the hydrocarbon industry.  We undertake no duty to update any forward-looking statements made herein.  All forward-looking statements speak only as of the date of this earning release.

This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K, which includes a more comprehensive list of factors that could cause actual operational and financial results to differ from those expected. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.